EXHIBIT 10.2

FINDERS AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 2007 (the "Effective Date"), between MediaReady, Inc., a Florida corporation (the "Company") with its address at 888 East Las Olas Boulevard, Suite 710, Fort Lauderdale, FL 33301 and Dragon Venture (Shanghai) Capital Management Co., Ltd., (the “Finder”), a company of limited liabilities formed under the laws of the Peoples Republic of China (the “PRC”).

RECITALS

The Company desires to compensate the Finder for its efforts to assist Company to identify, evaluate and coordinate a potential merger and/or acquisition opportunity involving an entity in the PRC.  Company has relied upon the Finder for advice on general business activities and customs relative to the operations of a business entity in the PRC.

NOW, THEREFORE, in consideration of the recitals, promises and conditions in the Agreement, the Finder and the Company agree as follows:

1.

Services.

a

The Company hereby acknowledges the efforts of the Finder to assist the Company in identifying and introducing business opportunities (“Candidates”) for the Company’s potential acquisition.

b

The Finder acknowledges that the services provided are isolated services by it and do not require registration as a “broker” or “dealer” as defined by Section 3 of the Securities and Exchange Act of 1934 or “investment advisor”, "person associated with an investment adviser" or “affiliated person” as defined by the Investment Advisers Act of 1940.

c

The Finder has only identified and introduced business opportunities to the Company.  The Finder shall specifically has not:

i.

engaged in any form of negotiation for the sale or purchase of any of the Company's securities, business assets, products or services;

ii.

made recommendations, give advice, or provide valuations or analysis of any securities, business assets, products or services of the Company

iii.

participated in due diligence activities or the preparation or distribution of materials, such as financial data or sales literature;

iv.

participated in any advertisements or general solicitation regarding any securities, business assets, products or services of the Company;

v.

handle any funds or securities on behalf of the Company.

2.

Compensation.  As compensation for its services, the Company shall issue to Finder 352,500 shares of its Series B Preferred Stock.

3.

Non-Disclosure of Confidential Information.  The Finder acknowledges that is the policy of the Company to maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company in relation to its business, operations, employees and customers which may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information").  The parties recognize that, by reason of its duties, the Finder may acquire Confidential Information.  The Finder recognizes that all such Confidential Information is the property of the Company.  In consideration of the Company entering into this Agreement, the Finder agrees that it shall never, directly or indirectly, intentionally or unintentionally, publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Company without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential, it being understood that the obligation created by this subparagraph shall survive the termination of this Agreement.

4.

Representations and Indemnification.   The acts, statements and representations made by the Finder without the approval of the Company to investors are the sole responsibility of the Finder and the Finder agrees to indemnify the Company for any liability, claims, losses and expenses, including legal costs and expenses incurred by the Company that result from the Finder's representations made without the approval of the Company or upon breach or claim of breach of any provision of this Agreement.  The Finder represents that all materials provided to the Company regarding the contemplated transactions are truthful and accurate.

5.

Taxes; Expenses.   All taxes, duties and other governmental fees or charges arising from the Finder's receipt of compensation hereunder shall be borne by the Finder. The Finder shall bear his own expenses in connection with this Agreement and the transactions contemplated hereby.

6.

Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to the other party at the address provided by each party.  Either party may change its address by written notice made in accordance with this section.

7.

Authority.  The parties hereto represent that each has the authority to enter into this Agreement.

8.

Assignment.  Any attempt by either party to assign any rights, duties or obligations that arise under this Agreement without the prior written consent of the other party shall be void and shall constitute a breach of the terms of this Agreement.

9.

Entire Agreement; Modification.  This Agreement constitutes the entire agreement between the Company and the Finder.  No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made regarding the provision of investment banking consulting services, other than as contained in this Agreement.  This Agreement can be modified only in writing signed by both parties hereto.

10.

Severability.  In the event of the invalidity or unenforceability of any one or more of the provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof, and such other provisions shall be deemed to remain in full force and effect.

11.

Choice of Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of its choice of law principles; and any suit, action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent jurisdiction in Palm Beach County, Florida and each party waives all objections to such jurisdiction and venue.

12.

Settlement of Disputes.  If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Palm Beach County, FL. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Florida under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

13.

Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY

By:

/s/ V. Jeffery Harrell

Name:

V. Jeffrey Harrell

Its:

President

FINDER

By:

/s/ Lisheng Wang

Name:

Lisheng Wang

Its:

CEO

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